FOR MORE INFORMATION: Michael R. Cox
Phone 765.497.5829
mcox@bioanalytical.com

Bioanalytical Systems, Inc. Reports Earnings from Continuing Operations

WEST LAFAYETTE, Ind., August 11, 2008— Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for its third quarter and nine months of fiscal 2008, ending June 30, 2008. The Company had previously announced the June 30, 2008 sale of its clinic in Baltimore Maryland and the resulting discontinuance of its Phase I clinical trials business.

For continuing operations, revenue in the third quarter increased 5.4% to $11.4 million compared to $10.9 million for the quarter ended June 30, 2007. Net income from continuing operations for the third quarter was $407,000, or $0.08 per basic and diluted share, compared to net income of $567,000, or $0.12 and $0.11 per basic and diluted share, respectively, for the third quarter of fiscal 2007.

For the nine months ended June 30, 2008, revenue increased 7.2% to $32.3 million compared to $30.1 million for the nine months ended June 30, 2007. Net income from continuing operations for the nine months of fiscal 2008 was $1.4 million, or $0.29 per basic and diluted share, compared to net income from continuing operations of $1.4 million, or $0.28 per basic and diluted share for fiscal 2007.

The net loss from discontinued operations was $661,000, or $0.13 per basic and diluted share, in the quarter ended June 30, 2008 compared to a net loss of $118,000, or $0.03 and $0.02 per basic and diluted share, respectively, in the same period last year. This resulted in a net loss from all operations in the current quarter of $254,000, or $0.05 per basic and diluted share, compared to net income in the same quarter last year of $449,000, or $0.09 per basic and diluted share. For the nine months ended June 30, 2008, net loss was $406,000, or $0.08 per basic and diluted share, compared to net income of $1.1 million in the comparable period of the prior year, or $0.23 per basic and diluted share.

Michael Cox, Chief Financial Officer, stated, “With the strategic decision to sell our only Phase I clinic in June, we will be able to focus on our continuing operations and stress profitable operations. While the current quarter had a slight decrease in net income from continuing operations compared to a very strong quarter in the same period last year, our nine month results showed a 38% increase in pre-tax income from continuing operations compared to last year. We also increased our cash flow from continuing operations for the nine month period from $3.4 million to $4.1 million. We are very encouraged by these results from our continuing operations.”

About Bioanalytical Systems, Inc.
BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[TURN THE PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS]

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
Service revenue	$9,068	$8,937	$25,653	$23,353
Product revenue	2,379	1,928	6,660	6,789
Total revenue	11,447	10,865	32,313	30,142

Cost of service revenue	6,240	5,930	17,348	16,637
Cost of product revenue	891	852	2,604	2,892
Total cost of revenue	7,131	6,782	19,952	19,529

Gross profit	4,316	4,083	12,361	10,613
Operating expenses:
Selling	975	687	2,641	2,037
Research and development	212	212	583	668
General and administrative	1,953	1,781	5,624	5,060
(Gain) loss on sale of property and equipment	(1)	134	7	134
Total operating expenses	3,139	2,814	8,855	7,899

Operating income	1,177	1,269	3,506	2,714

Interest income	—	28	29	52
Interest expense	(251)	(245)	(702)	(717)
Other income	1	—	5	4
Income from continuing operations before income taxes	927	1,052	2,838	2,053

Income taxes	520	485	1,412	689
Net income from continuing operations	$407	$567	$1,426	$1,364

Discontinued Operations
Loss from discontinued operations before income taxes	$(829)	$(144)	$(2,760)	$(406)
Loss on disposal	(431)	—	(431)	—
Tax benefit	599	26	1,359	171
Net loss from discontinued operations after income taxes	$(661)	$(118)	$(1,832)	$(235)

Net income (loss)	$(254)	$449	$(406)	$1,129

Basic net income (loss) per share:
Net income per share from continuing operations	$0.08	$0.12	$0.29	$0.28
Net loss per share from discontinued operations	(0.13)	(0.03)	(0.37)	(0.05)
Basic net income (loss) per share	$(0.05)	$0.09	$(0.08)	$0.23
Diluted net income (loss) per share:
Net income per share from continuing operations	$0.08	$0.11	$0.29	$0.28
Net loss per share from discontinued operations	(0.13)	(0.02)	(0.37)	(0.05)
Diluted net income (loss) per share	$(0.05)	$0.09	$(0.08)	$0.23

Weighted common shares outstanding:
Basic	4,914	4,909	4,913	4,908
Diluted	4,939	4,976	4,979	4,952

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